Exhibit 99.1

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its First Fiscal Quarter 2016

Raises Guidance for Fiscal Year 2016

CHARLOTTE, NC — (Globe Newswire) — May 5, 2016 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 13-week first fiscal quarter ended March 27, 2016. Bojangles’® also raised its guidance for the fiscal year 2016, which is a 52-week period ending on December 25, 2016.

Financial Highlights for First Fiscal Quarter 2016

•	System-wide comparable restaurant sales increased 2.0%;

•	Total revenues increased 11.3% to $127.7 million from $114.6 million;

•	Nine system-wide restaurants were opened – seven company-operated restaurants and two franchised restaurants;

•	Net Income increased to $7.8 million from $3.4 million;

•	Pro Forma Net Income* increased 36.0% to $7.9 million from $5.8 million;

•	Pro Forma Diluted Net Income per Share* increased 31.3% to $0.21 from $0.16; and

•	Adjusted EBITDA* increased 11.8% to $18.9 million from $16.9 million.

* Pro Forma Net Income, Pro Forma Diluted Net Income per Share and Adjusted EBITDA are non-GAAP measures. Please see “Use and Definition of Non-GAAP Measures” and the reconciliation tables accompanying this release.

“Bojangles’ solid first fiscal quarter 2016 performance is a reflection of company and franchise teams working hard every day to provide customers with a consistent, high-quality restaurant experience. For the thirteen-week period, system-wide comparable restaurant sales grew 2.0% despite significant competitive discounting and promotional activity, and increased 9.9% and 11.6%, respectively, on a two- and three-year stacked basis. We have now generated system-wide comparable restaurant sales growth for 24 consecutive quarters,” said Bojangles’ President and CEO Clifton Rutledge.

“Our iconic brand certainly resonates across all generations through its diverse, fast-casual quality menu with QSR speed, convenience and value. This year, we are leveraging our core menu’s popularity by developing extendable platforms and limited time offers that will raise the bar on quality and uniqueness even further. We will also connect several of our menu favorites to national calendar occasions that should go a long way toward sharing the Bojangles’ experience with more and more new customers in adjacent as well as core markets,” he continued.

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

“Bojangles’ is a growing force in the fast-casual and QSR space and our track record of generating consistently strong results is, in part, a testament to our development strategy. We intend to expand our system by approximately 8% in net unit count during fiscal year 2016 by infilling our core North and South Carolina markets and developing in adjacent states within the Southeast. In executing our growth strategy, we will stay focused on ensuring operational excellence and providing an outstanding experience for all our customers,” he concluded.

First Fiscal Quarter 2016 Financial Review

System-wide comparable restaurant sales increased 2.0%, consisting of company-operated and franchised comparable restaurant sales growth of 2.7% and 1.6%, respectively. Comparable restaurant sales growth at company-operated restaurants was due to increases in price and transactions.

Total revenues increased 11.3% to $127.7 million in the first fiscal quarter of 2016 from $114.6 million in the prior year fiscal quarter. The increase was primarily due to an additional net 36 system-wide restaurants at March 27, 2016 compared to March 29, 2015, and comparable restaurant sales growth at our company-operated and franchised restaurants.

Company restaurant revenues increased 12.1% to $121.4 million in the first fiscal quarter of 2016 from $108.3 million in the prior year fiscal quarter. Franchise royalty revenues increased 4.0% to $6.2 million in the first fiscal quarter of 2016 from $5.9 million in the prior year fiscal quarter.

Restaurant contribution, a non-GAAP measure, increased 21.3% to $21.1 million in the first fiscal quarter of 2016 from $17.4 million in the prior year fiscal quarter. As a percentage of company restaurant revenues, restaurant contribution margin, a non-GAAP measure, increased to 17.4% in the first fiscal quarter of 2016 from 16.1% in the prior year fiscal quarter.

General and administrative expenses decreased 12.8% to $9.5 million in the first fiscal quarter of 2016 from $10.9 million in the prior year fiscal quarter. The decline was primarily due to expenses incurred in the first fiscal quarter 2015 related to public offering expenses, partially offset by additional positions to support a growing restaurant system, additional costs as a result of operating as a public company, and expenses incurred in connection with the transition to a new distributor.

Adjusted EBITDA increased 11.8% to $18.9 million in the first fiscal quarter of 2016 from $16.9 million in the prior year fiscal quarter.

Net Income was $7.8 million in the first fiscal quarter of 2016 compared to $3.4 million in the prior year fiscal quarter.

Pro Forma Net Income increased 36.0% to $7.9 million in the first fiscal quarter of 2016 compared to $5.8 million in the prior year fiscal quarter. Pro Forma Diluted Net Income per Share increased 31.3% to $0.21 in the first fiscal quarter of 2016 compared to $0.16 in the prior year fiscal quarter.

Fiscal Year 2016 Guidance

Bojangles’ raised its annual guidance for the 52-week period ending on December 25, 2016:

•	Total revenues of $535.0 million to $543.0 million (previously $533.0 million to $543.0 million);

•	System-wide comparable restaurant sales growth of low-single digits;

•	The opening of 60 to 65 system-wide restaurants;

•	28 to 29 company-operated restaurants;

•	32 to 36 franchised restaurants;

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

•	Net increase of 53 to 58 system-wide restaurants;

•	26 to 27 net increase of company-operated restaurants;

•	27 to 31 net increase of franchised restaurants;

•	Restaurant contribution margin of 17.7% to 18.1% (previously 17.6% to 18.1%);

•	General and administrative expenses between $40.0 million and $41.5 million;

•	Pro Forma Diluted Net Income per Share of $0.89 to $0.93 (previously $0.86 to $0.90); and

•	Adjusted EBITDA of $84.5 million to $86.5 million (previously $83.5 million to $86.5 million).

Conference Call and Webcast Today

Bojangles’ will host a conference call and webcast to discuss the first fiscal quarter 2016 results and fiscal year 2016 guidance today at 5:00 p.m. Eastern Time. The conference call dial-in numbers are 1-877-705-6003 for domestic toll-free calls and 1-201-493-6725 for international. A telephone replay will be available through Sunday, June 5, 2016 and may be accessed by dialing 1-877-870-5176 for domestic toll-free calls and 1-858-384-5517 for international. The conference ID is 13634668.

The conference call will also be webcast live and later archived on the Investors section of our website at www.bojangles.com.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, NC, Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At March 27, 2016, Bojangles’ had 671 system-wide restaurants, of which 288 were company-operated and 383 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Comparable restaurant sales reflects the change in year-over-year sales for the comparable restaurant base (as applicable, system-wide, franchised or company-operated restaurants). A restaurant enters our comparable restaurant base the first full day of the month after being open for 15 months using a mid-month convention.

Restaurant contribution is defined as company restaurant revenues less food and supplies costs, restaurant labor costs and operating costs, as identified by the reconciliation table below. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant revenues. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Pro Forma Net Income represents company net income before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below. Pro Forma Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below.

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to our vulnerability to changes in consumer preferences and economic conditions; our ability to open restaurants in new and existing markets and expand our franchise system; our ability to generate comparable restaurant sales growth; financial or other difficulties which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns, changes in discounting strategy and restaurant designs and remodels; cancellation or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential responsibility for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses; changes in employment and labor laws; labor shortages and increases in labor costs; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release.

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

Assets	March 27, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$21,409	14,263
Accounts and vendor receivables, net	4,038	4,736
Accounts receivable, related parties, net	458	403
Inventories, net	2,923	3,080
Other current assets	2,349	5,639

Total current assets	31,177	28,121
Property and equipment, net	48,781	48,137
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	25,066	25,341
Favorable leases, net	1,267	1,394
Other noncurrent assets	3,376	3,673

Total assets	$561,307	558,306

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,734	17,893
Accrued expenses	20,798	19,086
Current maturities of long-term debt	—	—
Current maturities of capital lease obligations	5,900	5,968
Other current liabilities	4,430	2,155

Total current liabilities	45,862	45,102
Long-term debt, less current maturities and deferred debt issuance costs, net	194,212	197,735
Deferred income taxes	112,241	115,028
Capital lease obligations, less current maturities	20,793	21,483
Other noncurrent liabilities	12,649	11,834

Total liabilities	385,757	391,182

Stockholders’ equity:
Preferred stock	—	—
Common stock	361	360
Additional paid-in capital	120,079	119,084
Retained earnings	55,505	47,661
Accumulated other comprehensive (loss) income	(395)	19

Total stockholders’ equity	175,550	167,124

Total liabilities and stockholders’ equity	$561,307	558,306

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015
Revenues:
Company restaurant revenues	$121,413	108,336
Franchise royalty revenues	6,172	5,936
Other franchise revenues	70	375

Total revenues	127,655	114,647

Company restaurant operating expenses:
Food and supplies costs	38,521	36,561
Restaurant labor costs	33,336	30,468
Operating costs	28,413	23,871
Depreciation and amortization	3,083	2,674

Total Company restaurant operating expenses	103,353	93,574

Operating income before other operating expenses	24,302	21,073

Other operating expenses:
General and administrative	9,511	10,913
Depreciation and amortization	717	659
Impairment	201	15
Gain on disposal of property and equipment	(199)	(2)

Total other operating expenses	10,230	11,585

Operating income	14,072	9,488
Amortization of deferred debt issuance costs	(146)	(184)
Interest income	1	1
Interest expense	(2,024)	(2,222)

Income before income taxes	11,903	7,083
Income taxes	4,059	3,645

Net income	$7,844	3,438

Net income per share:
Basic	$0.22	—

Diluted	$0.21	0.09

Weighted average shares used in computing net income per share:
Basic	36,023	—

Diluted	37,435	37,375

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015
Cash flows from operating activities:
Net income	$7,844	3,438
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(855)	(1,158)
Depreciation and amortization	3,800	3,333
Amortization of deferred debt issuance costs	146	184
Impairment	201	15
Gain on disposal of property and equipment	(199)	(2)
Provision for doubtful accounts	63	24
(Benefit) provision for inventory spoilage	(1)	6
Benefit for closed stores	(1)	(50)
Stock-based compensation	276	339
Excess tax benefit from stock-based compensation	(449)	—
Changes in operating assets and liabilities	1,500	685

Net cash provided by operating activities	12,325	6,814

Cash flows from investing activities:
Purchases of property and equipment	(839)	(1,168)
Proceeds from disposition of property and equipment	9	17

Net cash used in investing activities	(830)	(1,151)

Cash flows from financing activities:
Principal payments on long-term debt	(3,669)	(3,652)
Stock option exercises	271	—
Excess tax benefit from stock-based compensation	449	—
Principal payments on capital lease obligations	(1,400)	(1,095)

Net cash used in financing activities	(4,349)	(4,747)

Net increase in cash and cash equivalents	7,146	916
Cash and cash equivalents balance, beginning of fiscal period	14,263	13,201

Cash and cash equivalents balance, end of fiscal period	$21,409	14,117

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015
Net income	$7,844	3,438
Income taxes	4,059	3,645
Interest expense, net	2,023	2,221
Depreciation and amortization (a)	3,946	3,517

EBITDA	17,872	12,821
Non-cash rent (b)	378	389
Stock-based compensation (c)	296	339
Preopening expenses (d)	218	300
Sponsor and board member fees and expenses (e)	—	129
Certain professional, transaction and other costs (f)	33	2,873
Distributor transition costs (g)	65	—
Impairment and dispositions (h)	11	30

Adjusted EBITDA	$18,873	16,881

(a)	Includes amortization of deferred debt issuance costs.
(b)	Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments, amortization of favorable (unfavorable) leases and closed store reserves for rent net of cash payments.
(c)	Includes non-cash, stock-based compensation, as well as employer payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering.
(d)	Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant.
(e)	Includes reimbursement of expenses to our sponsor prior to our initial public offering and compensation and expense reimbursement to members of our board prior to our initial public offering.
(f)	Includes public offering expenses and costs associated with third-party consultants for one-time projects.
(g)	Includes expenses incurred in connection with the transition to our new distributor.
(h)	Includes gain on disposal of property and equipment, impairment and cash proceeds on disposals from disposition of property and equipment.

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Pro Forma Net Income

(in thousands)

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015
Net income	$7,844	3,438

Certain professional and transaction costs (a)	33	2,873
Incremental public company costs (b)	—	(600)
Stock-based compensation (c)	20	—
Distributor transition costs (d)	65	—
Tax impact of adjustments (e)	(44)	111

Total adjustments	74	2,384

Pro Forma Net Income	$7,918	5,822

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Pro Forma Diluted Net Income Per Share

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015
Diluted net income per share	$0.21	0.09

Certain professional and transaction costs (a)	—	0.08
Incremental public company costs (b)	—	(0.02)
Stock-based compensation (c)	—	—
Distributor transition costs (d)	—	—
Tax impact of adjustments (e)	—	0.01

Total adjustments	—	0.07

Pro Forma Diluted Net Income per Share	$0.21	0.16

(a)	Includes public offering expenses and costs associated with third-party consultants for one-time projects.
(b)	Reflects an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company in addition to actual amounts incurred. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.
(c)	Includes employer payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering.
(d)	Includes expenses incurred in connection with the transition to our new distributor.
(e)	Represents the income tax (expense) benefit associated with the adjustments in (a) through (d) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2016

First Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Company Restaurant Revenues to Restaurant Contribution

(in thousands)

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015
Company restaurant revenues	$121,413	108,336
Food and supplies costs	(38,521)	(36,561)
Restaurant labor costs	(33,336)	(30,468)
Operating costs	(28,413)	(23,871)

Restaurant contribution	$21,143	17,436

Restaurant contribution margin	17.4%	16.1%